Exhibit 10.2

RELEASE OF ALL CLAIMS AGREEMENT

This Release of All Claims (“Agreement”) is made by and between Kintera, Inc. (“the Company”) and Dennis N. Berman (“Employee”) based on the following facts:

a. Employee resigned from his position as Executive Vice President, Corporate Development effective March 15, 2007 (“Separation Date”).

b. The Company has offered, and Employee has accepted, additional benefits in exchange for a general release of all claims. This Agreement is therefore entered into by the Company and Employee to document the parties’ agreement regarding the terms of Employee’s separation from the Company.

WHEREFORE, the Company and Employee agree as follows:

1. Employee has received all wages, bonuses, commissions, accrued vacation, compensation of any kind (other than as specifically set forth in paragraph 2 below) and benefits to which Employee is entitled as a result of Employee’s employment with the Company. Further, the Company has reimbursed Employee for all reasonable business expenses pursuant to its applicable policies, but will reimburse Employee the gross sum of $700 due to medical expenses that were not reimbursed by the Company’s medical expense flex plan.

2. Employee agrees to promptly return all Company property remaining in Employee’s possession, including but not limited to credit cards, hardware, software, data, keys and documents (“Company Property”). Employee also agrees to promptly return any subsequently discovered Company Property.

a. Subject to subparagraph (ii) below, the Company will provide Employee with total gross severance pay in the sum of $165,000.00, less federal and state withholdings, (“Severance Pay”) in three separate payments as follows: (I) $55,000.00 within three business days after the Effective Date (as defined below in paragraph 7); (II) $55,000.00 following a report of positive Adjusted EBITDA (as defined below in Paragraph 2(a)(i)) for a financial quarter occurring after the Effective Date; and (III) $55,000.00 following a report of positive Adjusted EBITDA for a second financial quarter occurring after the Effective Date (collectively “Triggering Events”). Except for the payment due within three business days after the Effective Date, Severance Pay will be provided to Employee on the first regularly scheduled month-end payday following the applicable Triggering Event. Employee acknowledges that Employee would not be entitled to receive any portion of the Severance Pay absent this Agreement.

i. The term “Adjusted EBITDA” as used herein shall mean earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and restructuring charges as reported in earnings releases issued by the Company and filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K pursuant to Item 2.02 thereof.

ii. In lieu of the cash payment of the Severance Pay, Employee shall have the right to receive the value of any unpaid Severance Pay in the form of shares of Company common stock as provided in this subparagraph (ii). At any time that any portion of the Severance Pay remains unpaid, Employee may notify the Company in writing of his intention to accept shares of Company common stock in lieu of all or a portion of the unpaid Severance Pay. The value of the shares to be issued in lieu of such cash payment shall be deemed to be equal to the last reported sales price of the common stock on the Nasdaq Global Market on the date immediately preceding the date of the receipt by the Company of such notice. Such notice shall specify the amount of cash value of Severance Pay being foregone in consideration for issuance of the shares of common stock. The shares shall be issued as fully vested shares of registered stock under the Company’s 2003 Equity Incentive Plan, subject to compliance with the terms of that plan and applicable laws. To the extent that the value of the shares Employee elects to receive is less than the full amount of remaining unpaid Severance Pay, then the value of the shares received shall be applied to reduce the next cash payment of the Severance Pay.

iii. Notwithstanding the provisions of Section 2(a)(ii):

A. Employee may not elect to receive stock at anytime prior to January 1, 2008, except Employee’s personal representative may elect to receive stock at anytime in the event of Employees death or Employee may elect to take stock prior to January 1, 2008, in the event of a change in the ownership or effective control of Company, or in the ownership of a substantial portion of the assets of Company (as defined in Section 1.409A-3(i)(5) of the Treasury Regulations Section);

B. If either EBITDA Trigger Date has not occurred by the Company’s fiscal quarter ending September 30, 2009, the remaining Severance Pay shall in all events be paid in shares of stock on or prior to December 31, 2009; and

C. In no event will the aggregate amount of the payments made to the Employee under this Section 2(a) (whether in cash or stock) exceed the applicable limit set forth in Section 1.409A-1(b)(9)(iii)(A) of the Treasury Regulations.

b. The Company will pay for twelve months of health and dental coverage (reasonably similar to coverage previously provided) pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) for Employee pursuant to the Company’s current or equivalent plan, provided Employee timely completes all necessary documentation necessary to obtain such coverage and Employee qualifies for such coverage (“Health Insurance Pay”), and provided further that the provision of such coverage shall comply in all respects with Section 1.409A-1(b)(9)(v)(B) of the Treasury Regulations. The Health Insurance Pay obligation of the Company, however, shall cease immediately if Employee obtains subsequent employment through which Employee is offered health insurance. The Company shall have no further or additional obligation or liability for continuation of any benefits, including but not limited to medical, dental, disability, death, travel/accident, and/or life insurance.

3. While Employee remains a member of the Company’ Board of Directors, Employee will continue to vest in unvested options held by Employee pursuant to the applicable stock option plan and granting documents.

4. Except for the rights and obligations expressly set forth herein, Employee on the one hand and the Company on the other, for themselves and for each of their respective past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, officers, directors, stockholders, employees, predecessors, subsidiaries, parents, affiliates, successors, insurers, and representatives (“Releasors”), hereby release and discharge the other and their respective past and present agents, assigns, transferees, heirs, spouses, relatives, executors, attorneys, administrators, officers, directors, stockholders, employees, predecessors, subsidiaries, parents, affiliates, successors, insurers, and representatives (“Releasees”) from any and all claims and causes of action, known or unknown, which Releasors now have or may have against any of the Releasees arising through the date of this Agreement, including but not limited to claims arising out of or relating to Employee’s employment or the severance of Employee’s employment from the Company (“Released Claims”). This release is intended to be interpreted broadly and is intended to include, without limitation, all common law claims (including but not limited to: breach of contract, breach of the covenant of good faith and fair dealing, wrongful discharge in violation of public policy, infliction of emotional distress, negligence, invasion of privacy, interference with contractual relationship, defamation and fraud), as well as any statutory claims (including but not limited to claims arising under: the Age Discrimination in Employment Act as amended, 29 U.S.C. § 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., as well as claims under the California Fair Employment and Housing Act, Cal. Govt. Code § 12900 et seq.; the California False Claims Act, Cal. Govt. Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; or under the California Labor Code or under the laws of the State of California, or any other claim whatsoever arising out of Employee’s employment or the termination of Employee’s employment, other than those that cannot be released as a matter of law. Employee and the Company agree that the Released Claims shall not include claims for retirement benefits by Employee pursuant to the Company’s 401(k) plan or claims arising out of a breach of this Agreement. Employee and the Company expressly acknowledge and agree that neither the Company nor Employee would enter into this Agreement but for the representation and warranty that Employee and the Company are hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Employee or the Company now have or could assert directly or indirectly against any of the Releasees (other than as expressly set forth herein).

5. Employee confirms that Employee will abide by the terms of the Employee Innovations and Proprietary Rights Assignment Agreement entered into between Employee and the Company, and all similar obligations imposed by law. Employee understands that these obligations extend to the successors and assigns of the Company, and that the obligation to maintain information as confidential extends even after the termination of employment, notwithstanding any other provision in this Agreement.

6. Employee and the Company waive all the benefits and rights granted by California Civil Code section 1542 relating to the Released Claims, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time executing the release, which, if known by him or her must have materially affected his or her settlement with the debtor.

7. This Agreement is intended to release and discharge any claims of Employee under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the parties agree as follows:

a. Employee acknowledges that Employee has read and understands the terms of this Agreement.

b. Employee acknowledges that Employee has been advised to consult with an attorney, if desired, concerning this Agreement and has received all advice Employee deems necessary concerning this Agreement.

c. Employee acknowledges that Employee has been given 21 days to consider whether or not to enter into this Agreement, has taken as much of this time as necessary to consider whether to enter into this Agreement, and has chosen to enter into this Agreement freely, knowingly and voluntarily (“Expiration Date”). If Employee does not provide a signed copy of this Agreement to the Company’s CEO or Director of Human Resources on or before the Expiration Date, the offer set forth herein shall be deemed automatically withdrawn thereafter.

d. For a seven day period following the execution of this Agreement, Employee may revoke this Agreement by delivering a written revocation to the Company’s CEO or Director of Human Resources. This Agreement shall not become effective and enforceable until the revocation period has expired (the “Effective Date”). If Employee does not sign this Agreement on or before the Expiration Date or revokes the Agreement before the Effective Date, Employee shall not received the Severance Pay, Health Insurance Pay, or any other consideration Employee would not otherwise be entitled to in the absence of this Agreement.

8. Employee and the Company acknowledge and agree that neither have any pending lawsuit, administrative charge or complaint against the other or their respective Releasees, in any court or with any governmental agency. Employee and the Company also agree that, to the extent permitted by law, Employee and the Company will not allow any lawsuit, administrative charge or complaint to be pursued on their behalf arising out of or relating to the Released Claims. If lawfully subpoenaed by a court of this jurisdiction, Employee agrees to provide the Company written notice of such a subpoena within five (5) days of receipt.

9. By entering into this Agreement, Employee agrees that none of the Releasees have engaged in or are presently engaging in any unlawful conduct of any sort.

10. Employee agrees that Employee will not disparage, defame or otherwise detrimentally comment upon the Releasees, including their business practices or products, in any manner. Employee acknowledges that such comment shall cause serious damage to the

Company. Employee and the Company, however, agree that the restrictions in this paragraph shall not apply to communications by Employee directly to members of the Company’s Board of Directors while Employee is acting in as a member of the Company’s Board of Directors or the reporting of unlawful activity to the extent required by law. Employee agrees that Employee shall not engage in direct communications with Company employees regarding the Company, other than: (i) communications with the Company’s CEO; (ii) during an unsolicited call from a Company employee; (iii) during a meeting with the Company’s Board of Directors; or (iv) as otherwise approved by the Company’s Board of Directors.

11. Employee and the Company represent and warrant that they have not heretofore assigned, transferred or purported to assign or transfer to any other person or entity any rights, claims or causes of action herein released and discharged and no other person or entity has any interest in the matters herein released and discharged. Furthermore, Employee and the Company shall indemnify and hold the other and all persons or entities released herein harmless from and against any rights, claims or causes of action which have been assigned or transferred contrary to the foregoing representations, or in violation of the foregoing warranties, and shall hold such persons or entities harmless from any and all loss, expense and/or liability arising directly or indirectly out of the breach of any of the foregoing representations or warranties.

12. This Agreement is a compromise and settlement of disputed claims being released herein, and therefore this Agreement does not constitute an admission of liability on the part of the Company, Employee or any Releasees, or an admission, directly or by implication, that the Company, Employee, or any of the Releasees has violated any law, rule, regulation, policy or any contractual right or other obligation owed to any party. Employee and the Company specifically deny all allegations of improper or unlawful conduct. Employee and the Company intend merely to avoid litigation.

13. The Company will reimburse the Employee for reasonable legal fees incurred by Employee relating to the severance of Employee’s employment (“Attorneys’ Fees”) up to a maximum gross sum of $10,000.00, less federal and state withholdings, within three business days after the Effective Date, subject to Employee’s obligation to provide documentation to the Company substantiating Employee’s obligation to pay the Attorneys’ Fees.

14. This Agreement may be pled as a full and complete defense and may be used as the basis for an injunction against any action, suit, or proceeding that may be prosecuted, instituted, or attempted by Employee or the Company in breach thereof. Further, the prevailing party in any action for breach or enforcement of this Agreement, shall be entitled to an award of all reasonable costs and attorneys’ fees incurred by the party as a result of the action.

15. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California, and the Company and Employee agree that the proper forum and venue for any action brought arising out of or relating in anyway to this Agreement shall be in San Diego, California.

16. Employee agrees that this Agreement has been negotiated and that no provision contained herein shall be interpreted against any party because that party drafted the provision.

17. This Agreement and the Employee Innovations and Proprietary Rights Assignment Agreement contain the entire agreement between the parties on the subjects addressed in this Agreement and replace any other prior agreements between the parties on these subjects, other than any separate written indemnification agreement between the Employee and the Company. This Agreement may only be modified in a written document signed by the Company’s CEO or the Chairman of the Board of Directors of the Company and the Employee.

18. In the Employee’s continuing capacity as a member of the Company’s Board of Directors, the Employee will be entitled to receive cash compensation only (and no additional equity) pursuant to the Company’s non-employee director compensation program as other non-employee directors beginning on the Separation Date, and the Employee shall be entitled to indemnification as other non-employee directors, including but not limited to pursuant to the directors and officers liability policy maintained by the Company.

19. Employee and the Company represent and warrant that they are not relying, and have not relied, on any representations or statements, verbal or written, made by any other with regard to the facts involved in this controversy or with regard to their rights or asserted rights arising out of alleged claims or the execution and terms of this Agreement, except as provided herein. Employee and the Company have consulted with an attorney regarding the terms of this Agreement and have entered into this Agreement freely, willingly and without any coercion or duress.

20. The Company and Employee shall execute any and all further documents that may be required to effectuate the purposes of this Agreement.

21. This Agreement shall be binding upon and shall inure to the benefit of the Company and Employee and to their respective representatives, successors, heirs, agents and assigns.

22. This Agreement may be executed in counterparts, and if so executed each such counterpart shall have the force and effect of an original. Photocopies of such signed counterparts may be used in lieu of the originals for any purpose.

23. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

24. No breach of any provision of this Agreement can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Agreement.

25. Each individual signing this Agreement directly and expressly warrants that he/she has been given and has received and accepted authority to sign and execute the documents on behalf of the party for whom it is indicated he/she has signed, and further has been expressly given and received and accepted authority to enter into a binding agreement on behalf of such party with respect to the matters concerned herein and as stated herein.

WE, THE UNDERSIGNED, HAVE READ THE FOREGOING AND, HAVING BEEN ADVISED BY COUNSEL, FULLY UNDERSTAND AND AGREE TO ITS TERMS,

Dated: May 18, 2007	/s/ Dennis N. Berman
Dennis N. Berman

Kintera, Inc.

Dated: May 18, 2007	/s/ Alfred R. Berkeley III
Alfred R. Berkeley III Chairman of the Board

APPROVED AS TO FORM:
MINTZ LEVIN

Dated: May 18, 2007	/s/ Craig Hunsaker
Craig Hunsaker Attorneys for Dennis N. Berman

MORRISON & FOERSTER LLP

Dated: May 18, 2007	/s/ Rick Bergstrom
Rick Bergstrom Attorneys for Kintera, Inc.